November 6, 2017
PDC Energy Announces 2017 Third Quarter Operating and Financial Results with 42% Year-Over-Year Production Increase to 8.5 Million Barrels of Oil Equivalent
DENVER, CO, November 6, 2017: PDC Energy, Inc. ("PDC" or the "Company") (NASDAQ: PDCE) today reported its 2017 third quarter operating and financial results.

Third Quarter 2017 Highlights

•	Production of 8.5 million barrels of oil equivalent (“MMBoe”), a 42 percent increase year-over-year; average daily production of approximately 92,500 barrels of oil equivalent (“Boe”).

•	Oil production of 3.4 million barrels (“MMBbls”), a 47 percent increase year-over-year.

•	Delaware Basin production averaged 12,845 Boe per day, a 28 percent increase from the second quarter of 2017.

•	Lease operating expense (“LOE”) of $2.98 in the third quarter of 2017 and $2.81 per Boe for the nine months ended September 30, 2017.

•	Announced strategic acreage trades and bolt-on acquisition in the Core Wattenberg Field, with expected closing dates in the fourth quarter of 2017.

•
Increased borrowing base to $1.1 billion in October 2017 while maintaining commitment level of $700 million; liquidity was approximately $836 million, including $136 million of cash as of September 30, 2017.

CEO Commentary

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President and Chief Executive Officer, Bart Brookman commented, “The third quarter is a great example of PDC’s ability to generate value from a variety of sources. In addition to delivering impressive production growth of more than 40 percent year-over-year, we continued building operational momentum in the Delaware through strong well results in our Eastern and Central areas in the Wolfcamp A and B horizons. Of equal importance, we announced a strategic acreage trade and bolt-on acquisition in the Core Wattenberg that we expect to close in the fourth quarter. These transactions project to not only increase our inventory and consolidate our acreage position, but provide PDC with the ability to continue to shift its focus to drilling highly economic extended-reach lateral projects. Lastly, we managed to improve our balance sheet and increase our borrowing base in the quarter.”

Operating Highlights

Production for the third quarter was 8.5 MMBoe, or approximately 92,500 Boe per day, an increase of 42 percent from the third quarter of 2016 and five percent sequentially from the second quarter of 2017. Oil production of 3.4 MMBbls represents 40 percent of total production and an increase of 47 percent compared to the third quarter of 2016. The Company’s capital investment in the development of oil and natural gas properties and other capital expenditures, before the change in accounts payable, was approximately $204 million during the third quarter of 2017.

In Wattenberg, PDC spud 46 wells and had 39 turn-in-lines in the third quarter with average daily production of approximately 77,580 Boe. Due to increased drilling efficiencies throughout the year, the Company reduced its Wattenberg rig count from four to three early in November and plans to turn-in-line 22 operated wells in the fourth quarter of 2017. In addition, PDC has entered into a cooperative arrangement to control the completion operations of certain drilled and uncompleted wells associated with its previously announced bolt-on acquisition with expected closing date in the fourth quarter of 2017. The Company plans to turn-in-line 18 of these wells by year-end with the completion costs expected to be treated as an increase to the purchase price.

Average daily production for the third quarter in the Delaware Basin was 12,845 Boe, a 28 percent increase compared to the second quarter of 2017. During the quarter, PDC spud six wells and had four turn-in-lines. All turn-in-lines were located in the Company’s Eastern acreage block. The following notable activity includes initial results in the Wolfcamp B as well as the completion enhancements in the Wolfcamp A.

•
The Elkhead is a 9,700 foot lateral well testing the Wolfcamp B. The Elkhead, which has yet to reach peak production and is on controlled flowback, has been producing approximately 2,250 Boe per day with approximately 1,550 barrels of oil per day for the past 45 days.

•
Production from the Lost Saddle well, the first well with an enhanced perforation completion design, is exceeding internal expectations to-date. Located in the Eastern acreage block and targeting the Wolfcamp

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A, the 4,000 foot lateral Lost Saddle had an average 30-day peak production rate of approximately 1,450 Boe, and is currently approximately 120 percent above the Company’s normalized acquisition type curve in the area on a cumulative Boe basis.

PDC is currently operating three rigs with focus on its high-performing Eastern and Central acreage blocks, and plans to turn-in-line five wells in the fourth quarter of 2017.

Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, increased 64 percent to $232.7 million in the third quarter of 2017, compared to $141.8 million in the third quarter of 2016. The increase in sales was a result of increased production and an increase in the sales price per Boe, excluding net settlements on derivatives, which was $27.35 in the third quarter of 2017 compared to $23.62 in the third quarter of 2016.

The following table provides production by area, and weighted-average sales price for the three and nine months ended September 30, 2017 and 2016, excluding net settlements on derivatives:

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	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Percent	2017	2016	Percent

Crude oil (MBbls)
Wattenberg Field	2,943	2,216	32.8%	7,883	5,929	33.0%
Delaware Basin	436	—	*	1,075	—	*
Utica Shale	60	124	(51.4)%	226	312	(27.7)%
Total	3,439	2,340	47.0%	9,184	6,241	47.2%

Weighted-Average Sales Price	$45.66	$42.11	8.4%	$46.69	$37.33	25.1%

Natural gas (MMcf)
Wattenberg Field	15,788	12,700	24.3%	44,694	34,968	27.8%
Delaware Basin	2,781	—	*	6,052	—	*
Utica Shale	501	717	(30.2)%	1,691	1,800	(6.0)%
Total	19,070	13,417	42.1%	52,437	36,768	42.6%

Weighted-Average Sales Price	$2.17	$2.04	6.4%	$2.23	$1.62	37.7%

NGLs (MBbls)
Wattenberg Field	1,564	1,353	15.6%	4,473	3,240	38.0%
Delaware Basin	282	—	*	625	—	*
Utica Shale	46	75	(38.7)%	151	162	(7.3)%
Total	1,892	1,428	32.5%	5,249	3,402	54.3%

Weighted-Average Sales Price	$18.11	$11.12	62.9%	$17.24	$10.41	65.6%

Crude oil equivalent (MBoe)
Wattenberg Field	7,138	5,686	25.5%	19,805	14,997	32.1%
Delaware Basin	1,182	—	*	2,709	—	*
Utica Shale	189	318	(40.6)%	658	774	(15.0)%
Total	8,509	6,004	41.7%	23,172	15,771	46.9%

Weighted-Average Sales Price	$27.35	$23.62	15.8%	$27.45	$20.80	32.0%

PDC’s third quarter 2017 production costs, which include LOE, production taxes, and transportation, gathering and processing expenses (“TGP”), were $50.7 million, or $5.95 per Boe, compared to $4.76 per Boe in the third quarter of 2016. The increase in year-over-year production costs per Boe is primarily attributable to an increase in LOE associated with the Delaware Basin acquisition.

The following table provides the components of production costs for the three and nine months ended September 30, 2017 and 2016 in terms of total dollars and on a per Boe basis:

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Lease operating expenses	$25.4	$14.0	$65.2	$43.0
Production taxes	15.5	9.6	43.0	19.7
Transportation, gathering and processing expenses	9.8	5.0	22.2	13.6
Total	$50.7	$28.6	$130.4	$76.3

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Lease operating expenses per Boe	$2.98	$2.33	$2.81	$2.73
Production taxes per Boe	1.82	1.59	1.85	1.25
Transportation, gathering and processing expenses per Boe	1.15	0.84	0.96	0.86
Total per Boe	$5.95	$4.76	$5.62	$4.84

Financial Highlights and Liquidity

The Company recorded a net loss of $292.5 million, or $4.44 per diluted share in the third quarter of 2017, which includes $41.9 million of exploration, geologic and geophysical expense primarily related to two exploratory dry holes in the Company’s Western acreage block of its Delaware Basin asset. Following a detailed technical evaluation of the entire Western area, which incorporated the recent well results, and an economic analysis including a combination of increased drilling and completion costs and a lower commodity price outlook since the closing of the acquisition, the Company concluded it was unlikely that future drilling in the area would occur prior to leasehold expirations. Accordingly, PDC recorded an impairment of $252.7 million, primarily comprised of 13,400 net acres of unproved properties in the Western area. The impairment consisted of the allocated acreage value, which includes the consideration paid to the sellers and PDC’s increase in share price between the agreement execution and closing dates, and the significant non-cash impact from the deferred tax liability created at the time of the acquisition. Additionally, the Company recorded an impairment of $75.1 million of goodwill associated with its Delaware assets. There is no deferred tax benefit associated with the impairment of goodwill, therefore, the effective tax rate is lower than normal in the quarter and nine month periods ending September 30, 2017.

Net cash from operating activities was $148.2 million in the third quarter of 2018, compared to $163.0 million in the third quarter of 2016. Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $150.9 for the third quarter of 2017, compared to $122.6 in the comparable period of 2016. The increase in 2017

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adjusted cash flows was a result of increases to both production volumes and the realized sales price compared to the prior year.

Available liquidity as of September 30, 2017 was $836.4 million, which was comprised of $700 million available on the Company’s revolving credit facility at its current commitment level, and cash on hand. In October 2017, the Company completed its semi-annual redetermination of the borrowing base under its revolving credit facility, which resulted in an increase to $1.1 billion. PDC elected to maintain its commitment level of $700 million. As of September 30, 2017, the Company’s leverage ratio, as defined by its revolving credit facility, was 1.8 times.

2017 Financial Guidance

The following table provides 2017 full-year financial guidance. This guidance takes into account the actual results through the nine months ended September 30, and estimates results from the remainder of 2017. The Company continues to estimate that it will produce approximately 32 MMBoe with capital investment of approximately $800 million for the full-year 2017.

	Low	High

Operating Expenses
Lease operating expense ($/Boe)	$2.65	$3.00
Transportation, gathering and processing expenses ($/Boe)	$0.90	$1.10
Production taxes (% of Crude Oil, Natural Gas & NGL sales)	6%	8%
General and administrative expense ($/Boe)	$3.25	$3.60
Depreciation, depletion and amortization ($/Boe)	$15.00	$16.50
Estimated Price Realizations (% of NYMEX) (excludes TGP)
Oil	92%	94%
Gas	70%	72%
NGLs	32%	36%

Changes from previously disclosed 2017 guidance include an increase to estimated TGP per Boe and an increase in projected NGL price realizations. In the Delaware Basin, the Company entered into certain midstream contracts that require certain expenses that were previously embedded as revenue deductions being recorded as TGP. As a result of these reclassifications, PDC’s TGP per Boe guidance range has increased, though there is no impact to the Company’s estimated margins. The Company has increased its expected full-year NGL price realizations to account for actual and projected increases to realizations of NGL components in 2017.
Non-GAAP Financial Measures

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PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDAX," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. Beginning in 2017, the Company has included non-cash stock-based compensation and exploration, geologic and geophysical expenses to its adjusted EBITDAX calculation. All prior periods have been reconciled to match accordingly. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by adjusting for the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2016, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages users of financial information to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDAX to their most comparable U.S. GAAP measures (in millions, except per share data). Adjusted net income and adjusted EBITDAX in the nine months ended September 30, 2017, includes the $40.2 million of proceeds from the sale of the Company’s MK Promissory Note:

Adjusted Cash Flows from Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted cash flows from operations:
Net cash from operating activities	$148.2	$163.0	$411.4	$360.8
Changes in assets and liabilities	2.7	(40.4)	(3.9)	(34.6)
Adjusted cash flows from operations	$150.9	$122.6	$407.5	$326.2

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Adjusted Net Income (Loss)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted net loss:
Net loss	$(292.5)	$(23.3)	$(205.1)	$(190.3)
(Gain) loss on commodity derivative instruments	52.2	(19.4)	(86.5)	62.3
Net settlements on commodity derivative instruments	9.6	47.7	22.2	167.9
Tax effect of above adjustments	(23.2)	(10.8)	24.0	(87.6)
Adjusted net loss	$(253.9)	$(5.8)	$(245.4)	$(47.7)
Weighted-average diluted shares outstanding	65.9	48.8	65.8	45.7
Adjusted diluted earnings per share	$(3.85)	$(0.12)	$(3.73)	$(1.04)

Adjusted EBITDAX
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss to adjusted EBITDAX:
Net loss	$(292.5)	$(23.3)	$(205.1)	$(190.3)
(Gain) loss on commodity derivative instruments	52.2	(19.4)	(86.5)	62.3
Net settlements on commodity derivative instruments	9.6	47.7	22.2	167.9
Non-cash stock-based compensation	4.8	4.1	14.6	15.2
Interest expense, net	18.8	20.1	56.9	40.9
Income tax benefit	(122.4)	(12.0)	(71.5)	(112.2)
Impairment of properties and equipment	252.7	0.9	282.5	6.1
Impairment of goodwill	75.1	—	75.1	—
Exploration, geologic, and geophysical expense	41.9	0.2	43.9	0.7
Depreciation, depletion, and amortization	125.2	112.9	360.6	317.3
Accretion of asset retirement obligations	1.5	1.8	4.9	5.4
Adjusted EBITDAX	$166.9	$133.0	$497.6	$313.3

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$148.2	$163.0	$411.4	$360.8
Interest expense, net	18.8	20.1	56.9	40.9
Amortization of debt discount and issuance costs	(3.2)	(9.9)	(9.6)	(13.0)
Gain on sale of properties and equipment	0.1	0.2	0.8	—
Exploration, geologic, and geophysical expense	41.9	0.2	43.9	0.7
Exploratory dry hole costs	(41.2)	—	(41.2)	—
Other	(0.4)	(0.2)	39.3	(41.5)
Changes in assets and liabilities	2.7	(40.4)	(3.9)	(34.6)
Adjusted EBITDAX	$166.9	$133.0	$497.6	$313.3

(1)	Other includes the impact of provisions for the uncollectible notes receivable in the nine months ended September 30, 2017, and the six months ended June 30, 2016.

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues
Crude oil, natural gas, and NGLs sales	$232,733	$141,805	$636,027	$328,013
Commodity price risk management gain (loss), net of settlements	(52,178)	19,397	86,458	(62,348)
Other income	2,680	2,688	9,615	9,153
Total revenues	183,235	163,890	732,100	274,818
Costs, expenses and other
Lease operating expenses	25,353	14,001	65,170	43,006
Production taxes	15,516	9,568	42,957	19,682
Transportation, gathering and processing expenses	9,794	5,048	22,184	13,554
General and administrative expense	29,299	32,510	85,145	78,868
Exploration, geologic, and geophysical expense	41,908	241	43,895	688
Depreciation, depletion and amortization	125,238	112,927	360,567	317,329
Impairment of properties and equipment	252,740	933	282,499	6,104
Impairment of goodwill	75,121	—	75,121	—
Accretion of asset retirement obligations	1,472	1,777	4,906	5,400
Gain on sale of properties and equipment	(62)	(219)	(754)	(43)
Provision for uncollectible notes receivable	—	(700)	(40,203)	44,038
Other expenses	2,947	3,092	10,365	7,795
Total costs, expenses and other	579,326	179,178	951,852	536,421
Loss from operations	(396,091)	(15,288)	(219,752)	(261,603)
Interest expense	(19,275)	(20,193)	(58,359)	(42,759)
Interest income	479	140	1,487	1,875
Loss before income taxes	(414,887)	(35,341)	(276,624)	(302,487)
Income tax benefit	122,350	12,032	71,483	112,198
Net loss	$(292,537)	$(23,309)	$(205,141)	$(190,289)

Earnings per share:
Basic	$(4.44)	$(0.48)	$(3.12)	$(4.16)
Diluted	$(4.44)	$(0.48)	$(3.12)	$(4.16)

Weighted-average common shares outstanding:
Basic	65,865	48,839	65,825	45,741
Diluted	65,865	48,839	65,825	45,741

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PDC ENERGY, INC.
Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$136,429	$244,100
Accounts receivable, net	167,276	143,392
Fair value of derivatives	22,916	8,791
Prepaid expenses and other current assets	8,081	3,542
Total current assets	334,702	399,825
Properties and equipment, net	3,882,700	4,002,994
Assets held-for-sale, net	41,484	5,272
Fair value of derivatives	4,605	2,386
Goodwill	—	62,041
Other assets	43,796	13,324
Total Assets	$4,307,287	$4,485,842

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$164,080	$66,322
Production tax liability	36,954	24,767
Fair value of derivatives	25,987	53,595
Funds held for distribution	94,387	71,339
Accrued interest payable	18,929	15,930
Other accrued expenses	33,451	38,625
Total current liabilities	373,788	270,578
Long-term debt	1,051,571	1,043,954
Deferred income taxes	326,472	400,867
Asset retirement obligations	78,188	82,612
Fair value of derivatives	7,261	27,595
Other liabilities	43,405	37,482
Total liabilities	1,880,685	1,863,088

Commitments and contingent liabilities

Stockholders' equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 65,928,295 and 65,704,568 issued as of September 30, 2017 and December 31, 2016, respectively	659	657
Additional paid-in capital	2,500,532	2,489,557
Retained earnings	(70,933)	134,208
Treasury shares - at cost, 62,772 and 28,763 as of September 30, 2017 and December 31, 2016, respectively	(3,656)	(1,668)
Total stockholders' equity	2,426,602	2,622,754
Total Liabilities and Stockholders' Equity	$4,307,287	$4,485,842

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PDC ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(292,537)	$(23,309)	$(205,141)	$(190,289)
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	61,763	28,352	(64,307)	230,177
Depreciation, depletion and amortization	125,238	112,927	360,567	317,329
Impairment of properties and equipment	252,740	933	282,499	6,104
Impairment of goodwill	75,121	—	75,121	—
Exploratory dry hole costs	41,187	—	41,187	—
Provision for uncollectible notes receivable	—	(700)	(40,203)	44,038
Accretion of asset retirement obligations	1,472	1,777	4,906	5,400
Non-cash stock-based compensation	4,761	4,079	14,587	15,205
Gain on sale of properties and equipment	(62)	(219)	(754)	(43)
Amortization of debt discount and issuance costs	3,229	9,874	9,628	12,951
Deferred income taxes	(122,296)	(11,817)	(71,529)	(114,136)
Other	316	761	986	(526)
Changes in assets and liabilities	(2,727)	40,375	3,855	34,621
Net cash from operating activities	148,205	163,033	411,402	360,831
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(194,444)	(117,536)	(528,850)	(352,213)
Capital expenditures for other properties and equipment	(1,441)	(479)	(3,740)	(1,509)
Acquisition of crude oil and natural gas properties, including settlement adjustments and deposit for pending acquisition	(19,854)	(100,000)	(14,482)	(100,000)
Proceeds from sale of properties and equipment	2,029	42	3,322	4,945
Sale of promissory note	—	—	40,203	—
Restricted cash	—	—	(9,250)	—
Sale of short-term investments	—	—	49,890	—
Purchases of short-term investments	—	—	(49,890)	—
Net cash from investing activities	(213,710)	(217,973)	(512,797)	(448,777)
Cash flows from financing activities:
Proceeds from issuance of equity, net of issuance cost	—	558,497	—	855,072
Proceeds from senior notes	—	392,250	—	392,250
Proceeds from convertible senior notes	—	193,979	—	193,979
Proceeds from revolving credit facility	—	—	—	85,000
Repayment of revolving credit facility	—	—	—	(122,000)
Redemption of convertible notes	—	—	—	(115,000)
Purchase of treasury shares	(51)	(1,051)	(5,325)	(5,106)
Other	(306)	(142)	(951)	593
Net cash from financing activities	(357)	1,143,533	(6,276)	1,284,788
Net change in cash and cash equivalents	(65,862)	1,088,593	(107,671)	1,196,842
Cash and cash equivalents, beginning of period	202,291	109,099	244,100	850
Cash and cash equivalents, end of period	$136,429	$1,197,692	$136,429	$1,197,692

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2017 Third Quarter Teleconference and Webcast
The Company invites you to join Bart Brookman, President and Chief Executive Officer; David Honeyfield, Senior Vice President Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Chief Operating Officer, for a conference call on Tuesday, November 7, 2017 to discuss its 2017 third quarter results. The related slide presentation will be available on PDC’s website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Tuesday, November 7, 2017, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 97289738

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 97289738

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the Bank of America Merrill Lynch Energy Conference in Miami on Thursday, November 16, 2017 and the Jefferies Global Energy Conference in Houston on Wednesday, November 29, 2017. Webcast information for the Bank of America conference will be posted to the Company’s website, www.pdce.com, prior to the start of the conference, along with any presentation materials.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, and explores for crude oil, natural gas, and NGLs, with primary operations in the Wattenberg Field in Colorado and the Delaware Basin in Reeves and Culberson Counties, Texas. The Company also has operations in the Utica Shale in

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Southeastern Ohio, which it plans to divest. PDC’s operations are focused in the horizontal Niobrara and Codell plays in the Wattenberg Field and in the Wolfcamp zones in the Delaware Basin.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act"), Section 21E of the Securities Exchange Act of 1934 ("Exchange Act"), and the United States ("U.S.") Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations, and prospects. All statements other than statements of historical fact included in and incorporated by reference into this report are "forward-looking statements". Words such as expects, anticipates, intends, plans, believes, seeks, estimates, outlook, targets, and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements may include, among other things, the closing of pending transactions and the effects of such transactions, including the fact that the pending acquisition of certain properties owned by Bayswater Exploration and Production, LLC and certain related parties and the pending acreage exchanges are subject to continuing diligence between the parties and may not occur within the expected timeframe or may not successfully close such transactions; the level of non-operated well activity following the pending acreage exchanges; future reserves, production, costs, cash flows, and earnings; drilling locations and growth opportunities; capital investments and projects, including expected lateral lengths of wells, drill times and number of rigs employed; potential future impairments; rates of return; operational enhancements and efficiencies; management of lease expiration issues; financial ratios; and midstream capacity and related curtailments and the estimated in-service date of the facilities being constructed by one of its midstream providers.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to it. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, the Company may use the term “projection” or similar terms or expressions, or indicate that it has “modeled” certain future scenarios. PDC typically uses these terms to indicate its current thoughts on possible outcomes relating to its business or the industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand and prices for the products it produces;

•	volatility of commodity prices for crude oil, natural gas, and natural gas liquids ("NGLs") and the risk of an extended period of depressed prices;

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•	reductions in the borrowing base under its revolving credit facility;

•
impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement of those laws and regulations, liabilities arising thereunder, and the costs to comply with those laws and regulations;

•	declines in the value of its crude oil, natural gas, and NGLs properties resulting in further impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from its wells being greater than expected;

•	timing and extent of its success in discovering, acquiring, developing, and producing reserves;

•
availability of sufficient pipeline, gathering, and other transportation facilities and related infrastructure to process and transport its production and the impact of these facilities and regional capacity on the prices received for production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	losses from its gas marketing business exceeding its expectations;

•	difficulties in integrating its operations as a result of any significant acquisitions, including its pending acquisitions and acreage exchanges in the Wattenberg Field;

•	increases or changes in operating costs, severance and ad valorem taxes, and increases or changes in drilling, completion, and facilities costs;

•	availability of supplies, materials, contractors and services that may delay the drilling or completion of its wells;

•	potential losses in acreage due to lease expirations or otherwise;

•	increases or adverse changes in construction costs and procurement costs associated with future build out of midstream-related assets;

•	future cash flows, liquidity, and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	success in marketing crude oil, natural gas, and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and its ability to insure adequately against such events;

•	cost of pending or future litigation, including recent environmental litigation;

•	effect that acquisitions it may pursue has on its capital requirements;

•	its ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations, and objectives for its future operations.

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Further, PDC urges you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading "Risk Factors," made in its Quarterly Report on Form 10-Q, its Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Form 10-K"), filed with the U.S. Securities and Exchange Commission ("SEC") on February 28, 2017, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition, results of operations, and prospects, which are incorporated by this reference as though fully set forth herein.

PDC cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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